Exhibit 99.1

For more information, contact:

David Flanery

Chief Financial Officer

502-261-4753

PAPA JOHN’S REPORTS FOURTH

QUARTER AND FULL-YEAR 2005 EARNINGS

February Comparable Sales Results Announced;

2006 Earnings Guidance Reaffirmed

Highlights

•                  Fourth quarter earnings per share of $0.42 in 2005 vs. $0.28 in 2004 ($0.36 in 2005 vs. $0.33 in 2004, excluding the consolidation of BIBP Commodities, Inc. (BIBP)).

•                  Fourth quarter 2005 EPS includes $0.02 related to gains on the sale of restaurants to franchisees, net of an impairment charge related to our United Kingdom subsidiary.

•                  Fourth quarter 2004 EPS includes a $0.03 charge associated with certain lease and leasehold accounting adjustments.

•                  60 restaurant openings and 29 closures during the quarter.

•                  Domestic system-wide comparable sales for the quarter increased 6.4%.

•                  Domestic system-wide comparable sales for February increased 4.6% (January increased 3.4%, as previously announced).

Louisville, Kentucky (February 28, 2006) – Papa John’s International, Inc. (Nasdaq: PZZA) today announced revenues of $248.4 million for the fourth quarter of 2005, representing an increase of 2.0% from revenues of $243.4 million for the same period in 2004. Net income for the fourth quarter of 2005 was $14.4 million, or $0.42 per share (including a net gain of $2.0 million, or $0.06 per share, from the consolidation of the results of the franchisee-owned cheese purchasing company, BIBP Commodities, Inc. (BIBP), a variable interest entity), compared to last year’s net income of $9.4 million, or $0.28 per share (including a net loss of $1.9 million, or $0.05 per share, from the consolidation of BIBP).

As more fully described below, the company has developed a plan to sell its Perfect Pizza operations. The company believes that a sale will be completed within the next 12 months. Accordingly, the Perfect Pizza operations have been classified as “discontinued operations” in the attached financial statements.

The 2005 pre-tax income from continuing operations increased $2.1 million, or $0.04 per share, related to the previously reported sale of 84 company-owned restaurants located in Minnesota and Colorado at the beginning of the fourth quarter, and the additional sale of five company-owned restaurants in Florida at the end of the fourth quarter. The $2.1 million gain on sale of restaurants was partially offset by a $1.1 million, or $0.02 per share, impairment charge associated with an updated valuation of our United Kingdom subsidiary (see further discussion below).

The fourth-quarter 2004 pre-tax income from continuing operations included a pre-tax charge of $1.9 million ($1.2 million after tax, or $0.03 per share), associated with certain lease and leasehold accounting adjustments applicable to prior periods.

A two-for-one split of the Company’s outstanding shares of common stock, effected in the form of a stock dividend, entitled each shareholder of record at the close of business on December 23, 2005 to receive one additional share for every outstanding share of common stock held on the record date. The stock dividend was distributed effective January 13, 2006. All share and per-share amounts in this press release have been adjusted to reflect the stock split.

“We are very pleased with our fourth quarter and full-year results,” said Papa John’s President and CEO, Nigel Travis. “In addition to substantial investment spending during the first three quarters of 2005, during the fourth quarter the company contributed $1.8 million to our national production fund to support the roll-out of our new pan pizza. The investment paid off with outstanding comp sales during the quarter and great momentum heading into 2006.”

        Revenues were $968.8 million for the full year ended December 25, 2005, representing an increase of 4.7% from 2004 revenues of $925.3 million. Net income for 2005 was $46.1 million, or $1.34 per share (including a net gain of $2.8 million, or $0.08 per share, from the consolidation of BIBP), compared to last year’s net income of $23.2 million, or $0.67 per share (including a net loss of $14.7 million, or $0.42 per share, from the consolidation of BIBP).

Revenues Comparison

The primary reason for the $5.0 million increase in revenues for the fourth quarter 2005, as compared to the same period in 2004, was an increase in commissary sales due to an increase in volume sold to franchisees and higher commodity prices, primarily cheese. The revenues for company-owned restaurants were relatively flat in the fourth quarter of 2005 as the 9.9% increase in comparable sales for the quarter was offset by a decline in the number of company-owned units reflecting the above-noted sale of the 84 company units at the beginning of the fourth quarter.

The $43.4 million increase in revenues for full-year 2005, as compared to full-year 2004, was primarily due to an increase in domestic comparable sales for both company-owned and franchised restaurants (see more detailed information below), and the impact of higher commodity prices, primarily cheese, on domestic commissary sales, partially offset by the fourth quarter 2005 sale of company units noted above.

Operating Results and Cash Flow

Operating Results

Our pre-tax income from continuing operations for the fourth quarter of 2005 was $21.7 million compared to $13.8 million for the corresponding period in 2004. Our pre-tax income from continuing operations for the full-year 2005 was $69.6 million compared to $32.1 million for 2004. Excluding the impact of the consolidation of BIBP, fourth quarter pre-tax income from continuing operations was $18.5 million, an increase of $1.7 million over 2004 comparable results, and pre-tax income from continuing operations for the full-year 2005 was $65.2 million, an increase of $9.7 million over comparable 2004 results. The increase of $1.7 million and $9.7 million, respectively, in pre-tax income from continuing operations for the three months and full-year ended December 25, 2005 as compared to the same periods in the previous year (excluding the consolidation of BIBP) is principally due to the following (analyzed on a segment basis — see the Summary Financial Data table that follows for the reconciliation of segment income to consolidated income below):

•                  Domestic Company-owned Restaurant Segment. Domestic company-owned restaurants’ operating income increased $8.5 million for the quarter, including the previously mentioned gain of $2.1 million from the sale of 89 company-owned restaurants, primarily due to fixed cost leverage associated with the noted increase in comparable sales for the period, and improved margin from an increase in restaurant pricing. Operating income for 2005 increased $20.2 million, as compared to 2004, and for the full-year comparison, the fixed cost leverage and improvement in margin were partially offset by increased commodity costs (primarily cheese).

•                  Domestic Commissary Segment. Domestic commissaries’ operating income increased approximately $800,000 for the quarter primarily due to lower administrative costs. On a full-year basis, operating income increased $5.6 million primarily as a result of improved operating margin and lower administrative costs. These increases are net of higher fuel costs, which approximated $900,000 for the quarter and $2.0 million for 2005 as compared to the prior year. The 2005 operating income also includes a first-quarter pre-tax charge of $925,000 associated with the closing of the Jackson, Mississippi facility at the end of March 2005.

•                  International Segment. The international segment, which excludes the Perfect Pizza operations expected to be sold within the next 12 months, reported an operating loss of $2.3 million in the fourth quarter of 2005 as compared to an operating loss of $1.0 million in 2004. For the full year 2005, international reported an operating loss of $5.0 million compared to an operating loss of $4.3 million in 2004. The decrease in operating results for the fourth quarter and full year is principally due to a $1.1 million impairment charge associated with the United Kingdom subsidiary.

•                  All Others Segment. The operating income for the “All others” reporting segment increased approximately $300,000 in the fourth quarter of 2005, and $1.7 million for the full year 2005 as compared to the corresponding 2004 periods, primarily due to increased sales from our print and promotions operations during 2005 and an incremental $1.0 million charge incurred by the franchise insurance program during the second quarter of 2004 related to claims loss reserves.

•                  Unallocated Corporate Segment. The unallocated corporate expenses increased $7.2 million for the quarter and $20.1 million for the full year, as compared to the corresponding prior year periods, primarily due to the following (in millions):

	Increase (decrease)
	Quarter	Year-to-date

Business unit and corporate management bonuses	$3.0	$7.3
Equity compensation and executive performance unit incentive plan	1.2	2.1
Professional fees	0.5	3.7
Employee benefits costs	0.2	1.6
Contribution to the Marketing Fund	1.8	1.8
Reduced allocation to operating units and other	2.4	5.5
Lease accounting adjustments recorded in 2004	(1.9)	(1.9)
Total increase	$7.2	$20.1

The increase in business unit and corporate management bonuses is the result of meeting pre-established performance goals in 2005 as compared to minimal bonuses earned in 2004. The increased equity compensation charge is primarily related to the performance unit component of the 2005 executive incentive compensation program, as previously disclosed in the 2005 proxy statement and third-quarter Form 10-Q. The ultimate cost associated with the performance units  is based on the company’s ending stock price and total shareholder return relative to a peer group over a three-year performance period ending in December 2007, with the awards paid in cash at the end of the performance period. There were no such performance units outstanding in 2004.

The increased professional fees are primarily related to consulting expenses associated with certain marketing and franchisee effectiveness projects, as reported in the prior quarters. The increase in employee benefits costs consists primarily of payroll taxes associated with an increased level of stock option exercises and an increase in the employer portion of FICA taxes paid on employee tips and increased health insurance costs. As previously announced, the company made a discretionary contribution to the Papa John’s Marketing Fund to fund an additional national television flight in the fourth quarter of 2005 related to the launch of Papa’s Perfect Pan Pizza. The fourth-quarter 2004 results included certain lease and leasehold accounting adjustments applicable to prior periods.

The decline in net interest cost for the fourth quarter and full-year 2005, as compared to corresponding 2004 periods, is due to a decrease in our average outstanding debt balance, and an increase in investment income as a result of increased interest rates.

The income tax rate was 35.2% for the fourth quarter of 2005 and 36.4% for the full year as compared to 37.5% for both periods in 2004. The decrease in the income tax rate was primarily related to an increase in FICA tax credits associated with an increase in the employer portion of FICA taxes paid on employee tips, which is reported in general and administrative expenses.

Cash Flow

Cash flow from continuing operations increased to $82.1 million for the full-year 2005 from $38.6 million for 2004. The consolidation of BIBP increased cash flow from operations by approximately $4.5 million in 2005 and reduced cash flow from operations by approximately $23.5 million in 2004. The primary reason for the remaining $15.5 million increase in cash flow from continuing operations for 2005, as compared 2004 (prior to BIBP consolidation), was the above noted net increases in operating income from continuing operations, net of income taxes, favorable working capital changes, including income taxes, accounts receivable and prepaid expenses, and the tax benefit related to the exercise of non-qualified stock options.

Form 10-K Filing

See the Management Discussion & Analysis section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission for additional information concerning the operating results and cash flows for the year-ended December 25, 2005.

Comparable Sales and Unit Count

As previously announced, domestic system-wide comparable sales for the fourth quarter increased 6.4% (composed of a 9.9% increase at company-owned restaurants and a 5.5% increase at franchised restaurants). Total system-wide international sales increased 12.4% (the increase was 25.2% excluding Perfect Pizza operations) for the quarter, on a constant U.S. dollar basis, over the comparable period last year.

Domestic system-wide comparable sales for the year-ended December 25, 2005 increased 5.1% (composed of a 7.4% increase at company-owned restaurants and a 4.3% increase at franchised restaurants). Total system-wide international sales increased 13.0% (the increase was 26.9% excluding Perfect Pizza operations) for the full year, on a constant U.S. dollar basis, over full-year 2004.

The company today announced that domestic system-wide comparable sales for the four weeks ended February 19, 2006 increased approximately 4.6% (composed of a 7.0% increase at company-owned restaurants and a 3.9% increase at franchised restaurants). Total system-wide international sales increased 15.5% (the increase was 26.5% excluding Perfect Pizza operations) for the four weeks ended February 19, 2006, on a constant U.S. dollar basis, over the comparable period last year.

During the fourth quarter of 2005, 27 domestic and 33 international restaurants were opened (four company-owned and 54 franchised Papa John’s restaurants and two franchised Perfect Pizza restaurants in the United Kingdom), and 16 domestic and 13 international restaurants closed (26 franchised Papa John’s restaurants and three franchised Perfect Pizza restaurants).

For the full-year 2005, 108 domestic and 96 international restaurants were opened (eight company-owned and 190 franchised Papa John’s restaurants and six franchised Perfect Pizza restaurants) and 74 domestic and 39 international restaurants closed (one company-owned and 101 franchised Papa John’s restaurants and 11 franchised Perfect Pizza restaurants).

At December 25, 2005, there were 2,926 Papa John’s restaurants (504 company-owned and 2,422 franchised) operating in 49 states and 22 countries.  The company-owned unit count includes 114 restaurants owned in domestic joint venture arrangements, the operations of which are fully consolidated into the company’s results. The company is also the franchisor of 112 Perfect Pizza restaurants in the United Kingdom.

Acquisition and Divestiture Activity

As previously disclosed, the sale of 84 company-owned restaurants in Colorado and Minnesota to a new franchise group, PJCOMN Acquisition Corporation, an affiliate of Washington, DC-based private equity firm Milestone Capital Management, LLC, was completed on September 26, 2005 (the first day of our fiscal fourth quarter). The total consideration was $12 million, including $1 million of prepaid royalties, and was received in cash at closing. A gain of approximately $1.1 million was recorded in the fourth quarter on the sale. The primary factors impacting the decision to sell these markets were the opportunities to tighten the geographic focus of corporate operations and to add an experienced, well-capitalized franchise organization to the system.

Effective December 25, 2005, the company sold five restaurants located in South Florida for $1.3 million and recorded a gain of approximately $1.0 million.

Effective at the beginning of the fourth quarter, the acquisition of six franchise restaurants in the Austin, Texas market was completed by Star Papa, LP, the joint venture between Papa John’s and Blue and Silver Ventures, Ltd., an entity affiliated with the National Football League’s Dallas Cowboys and Cowboys owner Jerry Jones. Subsequent to this acquisition, Star Papa owns a total of 78 Papa John’s restaurants in Texas.

During the fourth quarter, the company acquired a total of 12 franchised restaurants in the Philadelphia market. In addition, we purchased an additional three franchise units in this market effective January 23, 2006 (the beginning of our February period). We expect to open an additional 20 company-owned units in the Philadelphia market over the next four to five years in order to achieve greater market penetration and awareness. This “buy and build” approach may be used in additional under-penetrated domestic franchise markets over time to enhance overall net unit growth and successful market development.

International Update

During the fourth quarter, the initial Papa John’s restaurant was opened in four markets, United Arab Emirates, Pakistan, Nicaragua and South China. A total of 33 restaurants were opened in all international markets during the quarter and 96 were opened for all of 2005, of which 39 have occurred in our fastest growing markets of Korea and China. At the end of 2005, we had a total of 65 restaurants open and contractual agreements for an additional 490 Papa John’s restaurants to be opened over the next nine years in these two countries. We also have a 100-unit development agreement for Northern India, the first unit of which is expected to open in the second quarter of 2006. Our total international development pipeline as of the end of 2005 included 848 restaurants to be opened over the next 11 years.

In the fourth quarter, we terminated the master franchise agreement in Mexico. In January and February, 17 franchised and subfranchised restaurants in Mexico closed. We expect that a substantial majority of the 22 remaining franchised and subfranchised restaurants in Mexico will close by the end of the first quarter. The royalty income earned from the restaurants closed or expected to close was not material to our 2005 operating results. We are committed to the development of Mexico as an important international market and are currently evaluating our alternatives, including potential direct investment via a joint venture or other methods.

In the United Kingdom, the company manages both the Papa John’s brand (89 units as of the end of 2005) and the Perfect Pizza brand (112 units at the end of 2005).  The United Kingdom subsidiary has reported deteriorating operating results for the past three years primarily due to lower sales by Perfect Pizza restaurants and a decrease in net franchise units due primarily to Perfect Pizza restaurant closings. During the fourth quarter, the company developed a plan to sell its Perfect Pizza operations, consisting of the franchised units and related distribution operations. The company believes the sale of the Perfect Pizza operations will be completed within the next 12 months. In accordance with U.S. accounting principles, we have classified the Perfect Pizza operating results, including directly associated G&A expenses, as “discontinued operations” and the associated assets as “held for sale” in the 2005 financial statements.  The following summarizes the discontinued operations for the last three years (in 000’s):

	2005	2004	2003
Net sales	$13,632	$17,080	$17,255

Pre-tax income	$2,838	$5,095	$5,187

Net income	$1,788	$3,184	$3,242

In conjunction with our plan to sell the Perfect Pizza operations, we updated our assessment of the fair value of the PJUK operations. We recorded a $1.1 million impairment charge to reduce the carrying value of the remaining PJUK investment to its updated fair value. The $1.1 million charge is included in the “Other general expenses” caption on the Consolidated Statement of Income.

Share Repurchase Activity

The company repurchased approximately 1.5 million shares of its common stock during the fourth quarter at an average price of $25.70 per share.  During the full-year 2005 the company repurchased a total of 3.3 million shares of common stock at an average price of $23.07, or a total of $75.3 million, and a total of 2.8 million shares of common stock were issued upon the exercise of stock options. Subsequent to year-end, through February 21, 2006, the company repurchased an additional 121,000 shares of common stock at an average price of $31.30 per share.

As a result, there were 34.2 million diluted weighted-average shares outstanding for the fourth quarter of 2005 as compared to 34.0 million for the same period in 2004.  Approximately 33.1 million actual shares of the company’s common stock are outstanding as of December 25, 2005.  The company’s board of directors has authorized the repurchase of up to an aggregate $525 million of common stock through December 31, 2006, and through February 21, 2006, approximately 34.8 million shares have been repurchased at a total cost of $499.7 million (average price of $14.35).

The company’s share repurchase activity during the past twelve months increased earnings per share from continuing operations by approximately $0.02 for the fourth quarter of 2005 and $0.04 for the full-year 2005.

2006 Earnings Guidance Reaffirmed

The company reaffirms its previously announced 2006 earnings per share guidance in the range of $1.38 to $1.46 for the
53-week year, excluding any potential impact from the consolidation of BIBP, which is required by FIN 46. The timing of the sale of the Perfect Pizza operations is not significant to the previously announced 2006 earnings guidance. As previously disclosed, the impact of the additional week of operations in 2006 is expected to represent approximately $0.07 of earnings per share as reflected in the guidance range.

Forward-Looking Statements

Except for historical information, this announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect management’s expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements.  Certain factors that can cause actual results to materially differ include: the uncertainties associated with litigation; changes in pricing or other marketing or promotional strategies by competitors, which may adversely affect sales; new product and concept developments by food industry competitors; the ability of the company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably; increases in or sustained high levels of food, paper, utilities, fuel, employee compensation and benefits, insurance and similar costs; the ability to obtain ingredients from alternative suppliers, if needed; health- or disease-related disruptions or consumer concerns about commodities supplies; economic, political and health conditions in the countries in which the company or its franchisees operate; the selection and availability of suitable restaurant locations; negotiation of suitable lease or financing terms; constraints on permitting and construction of restaurants; higher-than-anticipated construction costs; the hiring, training and retention of management and other personnel; changes in consumer taste, demographic trends, traffic patterns and the type, number and location of competing restaurants; franchisee relations; federal and state laws governing such matters as wages, working conditions, citizenship requirements and overtime; and labor shortages in various markets resulting in higher required wage rates. The above factors might be especially harmful to the financial viability of franchisees in under-penetrated or emerging markets, leading to greater unit closings than anticipated. Increases in projected claims losses for the company’s self-insured coverage or within the captive franchise insurance program could have a significant impact on our operating results. Our international operations are subject to additional factors, including currency regulations and fluctuations; differing business and social cultures and consumer preferences; diverse government regulations and structures; ability to source high-quality ingredients and other commodities in a cost-effective manner; and differing interpretation of the obligations established in franchise agreements with international franchisees. Further information regarding factors that could affect the company’s financial and other results is included in the company’s Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.

Conference Call

A conference call is scheduled for Wednesday, March 1, 2006, at 10:00 AM EST to review fourth quarter and full-year 2005 earnings results and to review guidance for 2006. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 800-487-2662 for participation in the question and answer session. International participants may dial
706-679-8452.

The conference call will be available for replay beginning Wednesday, March 1, 2006 at approximately 11:00 EST through Friday, March 3, 2006, at midnight EST. The replay can be accessed from the company’s web page at www.papajohns.com or by dialing 800-642-1687 (passcode 5626514). International participants may dial 706-645-9291 (passcode 5626514).

Summary Financial Data

Papa John’s International, Inc.

	Three Months Ended		Year Ended
(In thousands, except per share	Dec. 25,	Dec. 26,	Dec. 25,	Dec. 26,
amounts)	2005	2004	2005	2004

Revenues	$248,377	$243,417	$968,788	$925,346

Income from continuing operations before income taxes (1)	$21,668	$13,792	$69,632	$32,058

Net income	$14,408	$9,445	$46,056	$23,221

Earnings per share - assuming dilution	$0.42	$0.28	$1.34	$0.67

Weighted-average shares outstanding - assuming dilution	34,186	34,038	34,316	34,810

EBITDA (A)	$29,075	$23,136	$101,450	$67,841

(1) See information below on a reporting unit basis that separately identifies the impact of consolidating VIEs on income from continuing operations before income taxes.

The following is a summary of our income (loss) from continuing operations before income taxes:

Domestic company-owned restaurants	$10,024	$1,488	$25,284	$5,069
Domestic commissaries	6,884	6,060	25,446	19,797
Domestic franchising	13,039	12,120	49,821	46,076
International	(2,312)	(1,033)	(5,006)	(4,309)
VIEs, primarily BIBP	3,208	(2,965)	4,472	(23,459)
All others	1,616	1,271	4,298	2,620
Unallocated corporate expenses	(10,578)	(3,373)	(34,172)	(14,035)
Elimination of intersegment (profits) losses	(213)	224	(511)	299
Income from continuing operations before income taxes	$21,668	$13,792	$69,632	$32,058

The following is a reconciliation of EBITDA to net income:

EBITDA (A)	$29,075	$23,136	$101,450	$67,841
Income tax expense	(7,617)	(5,171)	(25,364)	(12,021)
Net interest	(514)	(1,337)	(3,068)	(4,624)
Depreciation and amortization	(6,893)	(8,007)	(28,750)	(31,159)
Income from discontinued operations, net of tax	357	824	1,788	3,184
Net income	$14,408	$9,445	$46,056	$23,221

(A)                                 EBITDA represents operating performance before depreciation, amortization, net interest and income taxes. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with accounting principles generally accepted in the United States, it is included herein to provide additional information with respect to the ability of the company to meet its future debt service, capital expenditure and working capital requirements. EBITDA is not necessarily a measure of the company’s ability to fund its cash needs.

*   *   *   *

As of February 19, 2006, Papa John’s had 2,917 restaurants (508 company-owned and 2,409 franchised) operating in 49 states and 22 countries. Papa John’s also franchises an additional 110 Perfect Pizza restaurants in the United Kingdom. For more information about the company, please visit www.papajohns.com.

Papa John’s International, Inc. and Subsidiaries

Consolidated Statements of Income

	Three Months Ended		Year Ended
(In thousands, except per share amounts)	December 25, 2005	December 26, 2004	December 25, 2005	December 26, 2004
	(Unaudited)	(Unaudited)
Revenues:
Domestic:
Company-owned restaurant sales	$106,012	$106,146	$434,525	$412,676
Variable interest entities restaurant sales	2,132	4,438	11,713	14,387
Franchise royalties	13,704	13,168	52,289	50,292
Franchise and development fees	828	705	3,026	2,475
Commissary sales	107,177	101,753	398,372	376,642
Other sales	13,511	12,434	50,474	53,117
International:
Royalties and franchise and development fees	1,928	1,757	6,529	5,010
Restaurant and commissary sales	3,085	3,016	11,860	10,747
Total revenues	248,377	243,417	968,788	925,346

Costs and expenses:
Domestic Company-owned restaurant expenses:
Cost of sales	22,379	25,455	93,255	99,743
Salaries and benefits	30,816	32,828	131,654	130,642
Advertising and related costs	8,989	10,505	37,942	38,258
Occupancy costs	6,215	6,399	26,392	25,950
Other operating expenses	14,290	13,489	57,117	54,015
Total domestic Company-owned restaurant expenses	82,689	88,676	346,360	348,608

Variable interest entities restaurant expenses	1,864	3,883	10,188	12,667

Domestic commissary and other expenses:
Cost of sales	90,884	83,192	330,495	309,746
Salaries and benefits	6,845	7,094	28,583	28,458
Other operating expenses	11,153	13,869	49,140	57,100
Total domestic commissary and other expenses	108,882	104,155	408,218	395,304

Loss (income) from the franchise cheese-purchasing program, net of minority interest	(2,855)	2,044	(4,662)	16,599
International operating expenses	3,465	3,014	11,865	10,632
General and administrative expenses	22,138	17,778	88,464	71,047
Other general expenses	3,119	731	6,905	2,648
Depreciation and amortization	6,893	8,007	28,750	31,159
Total costs and expenses	226,195	228,288	896,088	888,664

Operating income	22,182	15,129	72,700	36,682
Net interest	(514)	(1,337)	(3,068)	(4,624)
Income from continuing operations before income taxes	21,668	13,792	69,632	32,058
Income tax expense	7,617	5,171	25,364	12,021

Income from continuing operations	14,051	8,621	44,268	20,037
Income from discontinued operations, net of tax	357	824	1,788	3,184
Net income	$14,408	$9,445	$46,056	$23,221

Basic earnings per common share:
Income from continuing operations	$0.42	$0.26	$1.32	$0.58
Income from discontinued operations	0.01	0.02	0.05	0.09
Basic earnings per common share	$0.43	$0.28	$1.37	$0.67

Earnings per common share - assuming dilution
Income from continuing operations	$0.41	$0.25	$1.29	$0.58
Income from discontinued operations	0.01	0.03	0.05	0.09
Earnings per common share - assuming dilution	$0.42	$0.28	$1.34	$0.67

Basic weighted-average shares outstanding	33,431	33,602	33,594	34,414
Weighted-average shares outstanding - assuming dilution	34,186	34,038	34,316	34,810

Papa John’s International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	December 25,	December 26,
(In thousands)	2005	2004
	(Note)	(Note)

Assets
Current assets:
Cash and cash equivalents	$22,098	$14,698
Accounts receivable	21,300	26,460
Inventories	26,030	22,851
Prepaid expenses and other current assets	13,456	15,208
Deferred income taxes	7,085	7,624
Assets of discontinued operations held for sale	2,039	2,303
Total current assets	92,008	89,144

Investments	6,282	8,552
Net property and equipment	178,447	196,795
Notes receivable from franchisees and affiliates	7,667	6,828
Deferred income taxes	1,899	6,117
Goodwill	41,878	42,627
Other assets	13,772	15,672
Assets of discontinued operations held for sale	8,609	8,752
Total assets	$350,562	$374,487

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$28,937	$35,934
Income and other taxes	16,862	17,270
Accrued expenses	49,634	44,771
Current portion of debt	6,100	15,709
Total current liabilities	101,533	113,684

Unearned franchise and development fees	7,256	8,208
Long-term debt, net of current portion	49,016	78,521
Other long-term liabilities	31,478	34,851
Total liabilities	189,283	235,264

Total stockholders’ equity	161,279	139,223
Total liabilities and stockholders’ equity	$350,562	$374,487

Note:      The balance sheets at December 25, 2005 and December 26, 2004 have been derived from the audited consolidated financial statements at those dates, but do not include all information and footnotes required by generally accepted accounting principles for a complete set of financial statements.

Papa John’s International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended
(In thousands)	December 25, 2005	December 26, 2004

Operating activities
Income from continuing operations	$44,268	$20,037
Adjustments to reconcile net income to net cash provided by operating activities:
Restaurant closure, impairment and disposition losses	(2,039)	(203)
Goodwill impairment	1,050	—
Provision for uncollectible accounts and notes receivable	4,367	2,799
Depreciation and amortization	28,750	31,159
Deferred income taxes	4,385	(16,280)
Tax benefit related to exercise of non-qualified stock options	5,629	2,869
Other	2,995	1,736
Changes in operating assets and liabilities:
Accounts receivable	(231)	(10,476)
Inventories	(3,811)	(5,927)
Prepaid expenses and other current assets	2,715	(3,247)
Other assets and liabilities	(2,971)	(795)
Accounts payable	(5,860)	6,082
Income and other taxes	(408)	5,199
Accrued expenses	4,230	3,348
Unearned franchise and development fees	(952)	2,298
Net cash provided by operating activities from continuing operations	82,117	38,599
Operating cash flows from discontinued operations	2,168	3,183
Net cash provided by operating activities	84,285	41,782

Investing activities
Purchase of property and equipment	(17,546)	(20,950)
Proceeds from sale of property and equipment	61	3,648
Purchase of investments	(8,565)	(6,049)
Proceeds from sale or maturity of investments	10,880	5,014
Loans to franchisees and affiliates	(5,875)	(3,648)
Loan repayments from franchisees and affiliates	7,434	4,144
Acquisitions	(4,475)	—
Proceeds from divestitures of restaurants	11,000	78
Net cash used in investing activities	(7,086)	(17,763)

Financing activities
Net proceeds (repayments) from line of credit facility	(29,500)	17,500
Net proceeds (repayments) from short-term debt - variable interest entities	(7,975)	14,032
Payments on long-term debt	—	(253)
Proceeds from issuance of common stock from treasury stock	1,001	—
Proceeds from exercise of stock options	42,095	18,186
Acquisition of treasury stock	(75,325)	(68,911)
Proceeds from formation of joint venture	—	2,500
Other	300	(31)
Net cash used in financing activities	(69,404)	(16,977)

Effect of exchange rate changes on cash and cash equivalents	(395)	331
Change in cash and cash equivalents	7,400	7,373
Cash resulting from consolidation of variable interest entities	—	254
Cash and cash equivalents at beginning of period	14,698	7,071

Cash and cash equivalents at end of period	$22,098	$14,698

Restaurant Progression

Papa John’s International, Inc.

	Fourth Quarter Ended December 25, 2005
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	571	1	2,017	305	2,894
Opened	3	1	24	30	58
Converted	—	—	—	—	—
Closed	—	—	(16)	(10)	(26)
Acquired	18	—	90	—	108
Sold	(90)	—	(18)	—	(108)
End of Period	502	2	2,097	325	2,926

	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Perfect Pizza restaurants
Beginning of period	—	—	—	113	113
Opened	—	—	—	2	2
Converted	—	—	—	—	—
Closed	—	—	—	(3)	(3)
End of Period	—	—	—	112	112

	Fourth Quarter Ended December 26, 2004
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	566	1	2,001	236	2,804
Opened	2	—	30	28	60
Converted	—	—	—	1	1
Closed	—	—	(34)	(2)	(36)
Acquired	—	—	—	—	—
Sold	—	—	—	—	—
End of Period	568	1	1,997	263	2,829

	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Perfect Pizza restaurants
Beginning of period	—	—	—	121	121
Opened	—	—	—	—	—
Converted	—	—	—	(1)	(1)
Closed	—	—	—	(2)	(2)
End of Period	—	—	—	118	118

	Year Ended December 25, 2005
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	568	1	1,997	263	2,829
Opened	7	1	101	89	198
Converted	—	—	—	1	1
Closed	(1)	—	(73)	(28)	(102)
Acquired	20	—	92	—	112
Sold	(92)	—	(20)	—	(112)
End of Period	502	2	2,097	325	2,926

	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Perfect Pizza restaurants
Beginning of period	—	—	—	118	118
Opened	—	—	—	6	6
Converted	—	—	—	(1)	(1)
Closed	—	—	—	(11)	(11)
End of Period	—	—	—	112	112

	Year Ended December 26, 2004
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	568	2	2,006	214	2,790
Opened	6	—	97	70	173
Converted	—	—	—	1	1
Closed	(5)	—	(107)	(23)	(135)
Acquired	—	—	1	1	2
Sold	(1)	(1)	—	—	(2)
End of Period	568	1	1,997	263	2,829

	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Perfect Pizza restaurants
Beginning of period	—	—	—	135	135
Opened	—	—	—	2	2
Converted				(1)	(1)
Closed	—	—	—	(18)	(18)
End of Period	—	—	—	118	118